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Exhibit 3.41

ARTICLES OF MERGER

OF

WYANT CORPORATION

AND

CASCADES TISSUE GROUP—IFC DISPOSABLES INC.

To the Secretary of State
State of Tennessee

Pursuant to the provisions of the Tennessee Business Corporation Act, the domestic business corporation herein named does hereby submit the following articles of merger.

        1.     Annexed hereto and made a part hereof is the Agreement and Plan of Merger and Plan of Reorganization ("Plan of Merger") for merging Wyant Corporation, a New York corporation, with and into Cascades Tissue Group—IFC Disposables Inc., a Tennessee corporation, as adopted by Written Consent in lieu of a meeting by the Board of Directors of Wyant Corporation on January 23, 2003 and by the Board of Directors of Cascades Tissues Group—IFC Disposables Inc. on January 23, 2003.

        2.     All of the shareholders of Wyant Corporation entitled to vote on the aforesaid Plan of Merger consented to taking such action without a meeting and the holders of the number of shares of Wyant Corporation that would be necessary to authorize or take such action at a meeting of the shareholders of the corporation duly approved and adopted the aforesaid Plan of Merger without a meeting of said shareholders by written consent signed by them on January 23, 2003 in accordance with the provisions of Section 48-21-104 of the Tennessee Business Corporation Act.

        3.     The affirmative vote of shareholders of Cascades Tissue Group—IFC Disposables Inc. to consent to the Plan of Merger was not required by Chapter 21 of the Tennessee Business Corporation Act.

        4.     The merger of Wyant Corporation with and into Cascades Tissue Group—IFC Disposables Inc. is permitted by the laws of the jurisdiction of organization of Wyant Corporation and by its charter and has been duly authorized in compliance with said laws.

        5.     Cascades Tissue Group—IFC Disposables Inc. will continue its existence as the surviving corporation under its present name pursuant to the provisions of the Tennessee Business Corporation Act.

        6.     The effective date of the merger herein provided for shall be January 31, 2003.

Executed on January 23, 2003

CASCADES TISSUE GROUP—IFC DISPOSABLES INC.
By:	Name: Yvon Jacques Capacity: Treasurer

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AGREEMENT AND PLAN OF MERGER

AND

PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION, dated the 23rd day of January 2003, between Cascades Tissue Group—IFC Disposables Inc., a Tennessee corporation (the "Surviving Corporation"), and a wholly owned subsidiary of the Merged Corporation (as hereinafter defined), and Wyant Corporation, a New York corporation (the "Merged Corporation") (such Surviving Corporation and Merged Corporation being hereinafter referred to as the "Constituent Corporations").

        WITNESSETH that:

        WHEREAS, the Board of Directors of each of the Constituent Corporations has resolved that the Merged Corporation shall be merged with and into the Surviving Corporation and that the Surviving Corporation shall be the surviving corporation (the "Merger") pursuant to Sections 905 and 907 of the New York Business Corporation Law and Section 48-21-105 of the Tennessee Business Corporation Act in a transaction qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(1)(D) of the Internal Revenue Code;

        NOW THEREFORE, the Constituent Corporations, parties to this Agreement and Plan of Merger and Plan of Reorganization, in consideration of the mutual covenants, agreements, and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the Merger into effect as follows:

        1.    Name.    The name of the Merged Corporation is Wyant Corporation and the name under which it was formed is Hosposable Products. Inc. The name of the Surviving Corporation is Cascades Tissue Group—IFC Disposables Inc., and the name under which it was formed is Newco Disposables, Inc.

        2.    The Merger.    On the Effective Date (as hereinafter defined), the Merged Corporation shall be merged with and into the Surviving Corporation which Surviving Corporation shall be the surviving corporation.

        3.    Certificate of Incorporation.    The Certificate of Incorporation of the Surviving Corporation as in effect on the Effective Date shall continue in full force and effect after the Effective Date as the Certificate of Incorporation of the Surviving Corporation.

        4.    Designation of Shares.    The designation and number of outstanding shares of each class of the Constituent Corporations are as follows:

Designation	Number Outstanding
Surviving Corporation
Common Stock, no par value	100
Merged Corporation
Common Stock, $0.01 par value	100

        4.1    The Shares of Stock.    The manner of converting the outstanding shares of the capital stock of each of the Constituent Corporations into the shares or other securities of the Surviving Corporation shall be as follows:

        4.1(a)    The Shares of Stock of the Surviving Corporation.    Each share of the common stock, no par value, of the Surviving Corporation, which shall be issued and outstanding on the Effective Date, and all rights in respect thereof, shall, on the Effective Date be canceled and extinguished.

        4.1(b)    The Shares of Stock of the Merged Corporation.    Each share of the common stock, $0.01 par value per share, of the Merged Corporation, which shall be issued and outstanding on the Effective Date, shall be converted into one share of the Surviving Corporation on the Effective Date.

        5.    Additional Terms and Conditions of the Merger.    Additional terms and conditions of the Merger are as follows:

        5.1    Bylaws.    The bylaws of the Surviving Corporation as they shall exist on the Effective Date shall be and remain the bylaws of the Surviving Corporation after the Effective Date until the bylaws may duly be altered, amended or repealed.

        5.2    Directors and Officers.    The directors and officers of the Surviving Corporation on the Effective Date shall continue in office after the Effective Date until their successors shall have been elected and qualified.

        5.3    The Effective Date.    The Merger shall become effective on January 31, 2003 (the "Effective Date").

        5.4    Effect of the Merger.    The separate corporate existence of the Merged Corporation shall cease on the Effective Date. Upon the Effective Date, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the Merged Corporation shall be transferred to, vested in, and devolve upon, the Surviving Corporation without further act or deed and all property, rights, and every other interest of the Surviving Corporation and the Merged Corporation shall be as effectively the property of the Surviving Corporation as they were of the Surviving Corporation and the Merged Corporation, respectively. The Merged Corporation hereby agrees, from time to time as and when requested by the Surviving Corporation or by its successor or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of

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any property of the Merged Corporation acquired or to be acquired by reason of or as a result of the Merger herein provided for, and otherwise to carry out the intent and purposes hereof, and the proper officers and directors of the Merged Corporation and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Merged Corporation or otherwise to take any and all such action.

        IN WITNESS WHEREOF, the parties to this Agreement and Plan of Merger and Plan of Reorganization, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused these presents to be executed by the Treasurer of each party hereto as the respective act, deed and agreement of each of such corporations, on this 23rd day of January, 2003.

CASCADES TISSUE GROUP—IFC DISPOSABLES INC.
By:	Name: Yvon Jacques Capacity: Treasurer
WYANT CORPORATION
By:	Name: Yvon Jacques Capacity: Treasurer

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ARTICLES OF MERGER OF WYANT CORPORATION AND CASCADES TISSUE GROUP—IFC DISPOSABLES INC.
AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION